EXHIBIT 10.13
Nex Connectivity Solutions, Inc. 3639 Garibaldi Drive, North Vancouver, British Columbia, Canada, V7H 2W2

September 15, 2004

PRIVATE AND CONFIDENTIAL

Scott McInnes, President
PayKiosks Internet Terminals Inc.
3545 West 3rd Avenue
Vancouver, BC V6R 1L8
Canada

Dear Mr McInnes:

re: Addendum #1 to Internet Kiosk Service Agreement - Hotel Lobby Business Kiosk

We are writing at your request in respect of this addendum to our Internet Kiosk Service Agreement of April 12, 2004 (the "Agreement").

Under the terms of the Agreement, PayKiosks provides and operates a "pay-per-use" public access Internet kiosk (the "PAIK") in the lobby of the Empire Landmark Hotel, which is physically situated at 1400 Robson Street, Vancouver, BC Canada (the "Hotel").

PayKiosks has agreed to provide and operate a second PAIK in the Hotel lobby that would feature some added functionality. Specifically, the second PAIK (the "Business Kiosk") would permit users to check email and "surf" the Internet, and provide them access to Microsoft office or equivalent business software, a CD burner, and a laser printer.

Nex and PayKiosks have agreed that PayKiosks will provide said Business Kiosk subject to the terms and conditions detailed in the attached term sheet and acknowledge said agreement by their signatures below.

NEX CONNECTIVITY SOLUTIONS, INC.

Per:	/s/ Joseph G. Bowes
Authorized Signatory

Name:	Joseph G. Bowes

Title:	President

PAYKIOSKS INTERNET TERMINALS INC.

Per:	/s/ Scott McInnes
Authorized Signatory

Name:	Scott McInnes

Title:	President

Internet Kiosk Service Agreement
Addendum #1 – Attachment	September 15, 2004

Business Kiosk – Term Sheet

1.
For the term specified in the Internet Kiosk Service Agreement, and on an exclusive basis, PayKiosks will provide and operate at its sole cost, a Business Kiosk meeting prevailing industry standards for construction, aesthetics and functionality.

2.
It is intended that all of the terms and conditions specified in the Internet Kiosk Service Agreement will apply to provision, installation and operation of the Business Kiosk, except as noted otherwise below

3.
The added functionality of the Business Kiosk will include standard business applications such as Microsoft Office Suite and Adobe Acrobat Writer, or their equivalents; a media reader for flash and SD memory; a CD reader/writer, and; a laser printer at the Business Kiosk or networked to the Hotel front desk as agreed.

4.	The Business Kiosk will be fully operational by September 30, 2004 at the latest.

5.	Monthly Commission – 20% of all monthly gross revenues earned by the Business Kiosk.

6.	Monthly Internet Access Fee – nil, so long as the first PAIK (the "Internet Kiosk") operated by PayKiosks remains situated in the Hotel lobby.

7.
Business Kiosk user pricing will be set by PayKiosks to meet prevailing market conditions and is initially expected to be in the order of $7.95 per one-half (1/2) hour of use. Subject to change in future to meet evolving market conditions, it is initially planned that "use-time" be purchased in one-half hour increments and that there will be no credits for unused time. Users will also pay market-based printing charges.

8.	Documentation of the formal agreement regarding this Business Kiosk will be by way of a letter addendum to the April 12, 2004 Internet Kiosk Service Agreement.